Exhibit 10.1

Execution Version

TRANSITION AND SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This Transition and Separation Agreement and General Release of Claims (this “Agreement”) is entered into as of January 8, 2025 (the “Effective Date”) by and between Jeffrey Busch (“Employee”) and Inter-American Management LLC, a Delaware limited liability company (the “Company”). Global Medical REIT Inc., a Maryland corporation (“GMR”), joins this Agreement for the purposes of acknowledging and agreeing to the provisions in this Agreement that are applicable to it. Capitalized terms that are used but not defined herein have the meanings given to them in that certain Employment Agreement between Employee and the Company effective as of July 9, 2020 (as amended by that certain letter agreement dated January 27, 2021, the “Employment Agreement”).

WHEREAS, Employee serves as the Chief Executive Officer and President of the Company and GMR;

WHEREAS, the Board has engaged a professional search firm to conduct a search for a successor Chief Executive Officer of the Company and GMR, and wishes to receive Employee’s continued assistance while that search occurs;

WHEREAS, the Company and Employee anticipate that Employee’s employment with the Company and all positions Employee holds with GMR and its affiliates, other than Employee’s position as a member of the Board, will end effective as of the first to occur of: (i) the day that a successor to the position of Chief Executive Officer of the Company and GMR commences in such role, or (ii) June 30, 2025 (whichever date occurs first is the “Succession Date”);

WHEREAS, Employee and the Company wish for Employee to be eligible to receive severance benefits as set forth in this Agreement, conditioned upon Employee’s timely entry into this Agreement (and non-revocation in the time provided to do so) and compliance with the terms herein; and

WHEREAS, on the terms and subject to the conditions and limitations set forth in this Agreement, the parties to this Agreement wish to resolve any and all claims or causes of action that Employee has or may have against the Company, GMR, and/or any of the other Company Parties (as defined below), including any claims or causes of action that Employee may have arising out of Employee’s employment or separation of employment with the Company .

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.             Transition Period and Separation from Employment.

(a)           Unless earlier terminated by the Company (whether with or without Cause) or due to Employee’s earlier resignation, death, or Disability, Employee’s employment with the Company and all positions Employee holds with GMR and its affiliates, other than Employee’s position as a member of the Board, shall automatically end on the Succession Date. Employee acknowledges and agrees that, from and after the Effective Date, Employee shall not have a basis to resign for Good Reason and that if Employee resigns from employment prior to the Succession Date, such resignation shall not be for Good Reason. The first to occur of the Succession Date or the date that Employee’s employment with the Company ends due to his resignation, death, or Disability or due to earlier termination by the Company (whether with or without Cause) is referred to herein as the “Separation Date.”

(b)           From the date that Employee signs this Agreement (the “Signing Date”) through the Separation Date (such period, the “Transition Period”), Employee shall remain employed by the Company and shall continue to serve as Chief Executive Officer and President of the Company and GMR. During the Transition Period, Employee shall continue to receive the Base Salary and any other applicable employment benefits under the same employment terms, conditions, and Company or GMR policies (expressly including, but not limited to, remaining eligible for the Termination Bonus Payment (as defined in Section 2(a)(ii) below) and the Accelerated Vesting (as defined in Section 2(a)(iii) below) and the Benefits as set forth in Section 6 of the Employment Agreement) in effect on the Signing Date. In addition, following the Signing Date, Employee shall remain eligible to receive an Annual Bonus for the 2024 Bonus Year pursuant to the terms of Section 3(b) of the Employment Agreement.

(c)           During the Transition Period, Employee shall perform his regular duties as Chief Executive Officer consistent with past practice and such other duties as may be requested by the Board from time to time, which duties shall include (as may be requested by the Chair of the Nominating and Corporate Governance Committee from time to time) assisting with the search for a successor as Chief Executive Officer and the transition of the executive duties that have been performed by Employee prior to the Signing Date.

(d)          As of the Separation Date, Employee shall cease to have any further employment relationship with the Company or any other Company Party.

2.             Separation Benefits; Continued Board Service.

(a)           Provided that Employee’s employment continues through either the Succession Date or, if earlier to occur, the date that the Company terminates Employee’s employment without Cause pursuant to Section 7(b) of the Employment Agreement, and Employee: (1) provides the services required of him through the Transition Period; (2) timely executes this Agreement and returns the signed Agreement to the Company and GMR such that it is received by Jamie Barber, General Counsel, at jamieb@globalmedicalreit.com, no later than January 10, 2025; (3) timely executes and returns to the Company (and does not revoke in the time provided to do so) the Confirming Release as set forth in Section 5 below; (4) does not revoke Employee’s acceptance of this Agreement pursuant to Section 6(d) below; and (5) abides by the terms of this Agreement, including each of Employee’s commitments herein, then:

(i)	the Company shall provide Employee with total cash severance payments in an amount, less applicable taxes and withholdings, equal to the result of two (2) times the sum of (x) twelve (12) months’ worth of Employee’s Base Salary for the year in which the Separation Date occurs and (y) Employee’s target Annual Bonus for the Bonus Year in which the Separation Date occurs or the Annual Bonus (if any) actually paid to Employee with respect to the preceding Bonus Year, whichever is greater (such total severance payments, the “Severance Payment”), which represents the “Severance Payment” referenced in Section 7(f)(i)(1) of the Employment Agreement. The Severance Payment shall be divided into substantially equal monthly installments (each an “Installment”) paid over the 18-month period beginning on the Company’s first regularly scheduled pay date that is on or after the date that is 30 days after the Separation Date; provided, however, that the aggregate amount of the Installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 2(a)(i) after March 15 of the calendar year following the calendar year in which the Separation Date occurs (the “Applicable March 15”) that exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Excess”) shall be paid to Employee in a lump sum on or before the Applicable March 15 and the Installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such Excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding Installment until the aggregate reduction equals such Excess);

(ii)	the Company shall make a cash payment to Employee in an amount, less applicable taxes and withholdings, equal to the target Annual Bonus that Employee would have been eligible to receive for the Bonus Year in which the Separation Date occurs, multiplied by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in such Bonus Year, and the denominator of which is the total number of days during such Bonus Year (the “Termination Bonus Payment”), which represents the “Termination Bonus Payment” referenced in Section 7(f)(i)(2) of the Employment Agreement. The amount of the target Annual Bonus for the Bonus Year in which the Separation Date occurs shall be determined by the Compensation Committee of the Board of Directors of GMR, subject to approval by the Board of Directors of GMR, in the ordinary course of business consistent with past practice, and such determination shall be made in a manner that does not vary materially from the way such determination has been made in prior years relative to other executive officers of GMR. The Termination Bonus Payment shall be paid to Employee on the later to occur of (x) the date that the Annual Bonus for the Bonus Year in which the Separation Date occurs is paid to other similarly-situated executives (but no later than March 15, 2026), or (y) the date that the first Installment of the Severance Payment is paid to Employee;

(iii)	GMR shall cause all unvested equity-based awards subject to time-based vesting conditions granted under the LTIP that are held by Employee as of the date immediately prior to the Separation Date to immediately vest in full, and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”), which represents the “Accelerated Vesting” referenced in Section 7(f)(i)(3) of the Employment Agreement;

(iv)	GMR shall cause all unvested equity-based awards subject to performance-based vesting conditions granted under the LTIP that are held by Employee as of the date immediately prior to the Separation Date to remain outstanding, notwithstanding Employee’s separation from employment, and eligible to continue vesting based on actual performance through the end of the relevant performance period(s) in accordance with the terms and conditions provided in the applicable award agreements governing such awards, including any pro-ration that is consistent with the terms of other equity-based awards subject to performance-based vesting conditions which were granted to Employee under the LTIP prior to July 9, 2020 (the “Ongoing Vesting”), which represents the “Ongoing Vesting” referenced in Section 7(f)(i)(4) of the Employment Agreement; and

(v)	For the portion, if any, of the period through the COBRA Expiration Date that Employee timely elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide Employee with the COBRA Subsidy, so long as the requirements for Employee to receive such COBRA Subsidy as set forth in Section 7(f)(ii) of the Employment Agreement (including, for the avoidance of doubt, such requirements with respect to Employee’s timely election of COBRA, Employee’s making the applicable premium payment, and Employee’s timely submission to the Company of documentation evidencing Employee’s having made such premium payment) are satisfied. The Company may cease providing the COBRA Subsidy to the extent required to avoid any adverse consequences to Employee or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or the Patient Protection and Affordable Care Act of 2010, and, to the extent such payments would not cause any such adverse consequences, the Company shall in lieu thereof provide to Employee (or Employee’s designated beneficiary or legal representative, if applicable) a taxable monthly payment in an amount equal to the portion of the monthly COBRA premium that the Company would otherwise be required to pay under this section for Employee’s COBRA coverage, which payment will continue as described in Section 7(f)(ii) of the Employment Agreement until the end of the subsidized COBRA continuation period otherwise prescribed in this section. The existence and duration of Employee’s rights and/or the COBRA rights of any of Employee’s eligible dependents will be determined in accordance with Section 4980B of the Code. The foregoing benefit is the COBRA benefit referenced in Section 7(f)(ii) of the Employment Agreement.

The payments and benefits (including the Accelerated Vesting and Ongoing Vesting) referenced in this Section 2 are collectively referred to herein as the “Separation Benefits.” For the avoidance of doubt, Employee shall not be eligible for the Separation Benefits (or any portion thereof) in the event that Employee’s employment terminates prior to the Succession Date for any reason other than due to a termination by the Company without Cause pursuant to Section 7(b) of the Employment Agreement.

(b)           Notwithstanding Section 22 of the Employment Agreement, GMR further agrees that, as of the Effective Date, Employee shall continue to serve on the Board, which service shall remain subject to all applicable GMR bylaws and any other governing documents with respect to terms of service and potential removal. As of the Effective Date, GMR expects that Employee shall be nominated for election as a member of the Board at GMR’s 2025 annual meeting of stockholders and is further expected to be appointed as Non-Executive Chairman of the Board at such time (and Employee will serve in such role for no additional compensation as a non-independent member of the Board). The Parties further agree that if Employee continues to serve on the Board after December 31, 2025, Employee may be eligible to receive compensation for such Board service.

(c)           Employee acknowledges and agrees that the consideration described in this Section 2: (i) fully satisfies any and all severance obligations set forth in Section 7 of the Employment Agreement, the LTIP, and any award agreement provided to Employee pursuant to the LTIP; and (ii) represents the entirety of the amounts Employee is eligible to receive as severance pay and benefits from the Company, GMR, or any other Company Party. For the avoidance of doubt, Employee acknowledges and agrees that Employee has no eligibility for, or entitlement to, any further severance pay or benefits other than as set forth in this Section 2, and that Employee is not entitled to receive the Separation Benefits unless the conditions described in Section 2(a) above are each satisfied. Employee further acknowledges and agrees that the portion of the Separation Benefits that is referenced as the Termination Benefits in the Employment Agreement remain subject to the terms of Section 7(g) of the Employment Agreement, and are subject to potential cessation, and repayment obligations, if the terms of Sections 7(g) and 25 of the Employment Agreement are satisfied.

3.             Satisfaction of All Leaves and Payment Amounts. Employee expressly acknowledges and agrees that Employee would not be entitled to the Separation Benefits, or any portion thereof, but for the Employee’s entry into this Agreement and compliance with the terms herein. Employee further represents, acknowledges and agrees that, Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other Company Party, and (with the exception of any unpaid base salary earned by him in the pay period in which the Signing Date occurred) Employee has received all wages, bonuses and other compensation, been provided all benefits, been afforded all rights, and been paid all sums that Employee has been owed by the Company, GMR, or any other Company Party, including all payments arising out of the Employment Agreement, all incentive plans, and any other bonus arrangements. Employee further acknowledges and agrees that, as of the Signing Date, he has no further rights to payments, severance pay, or benefits from any Company Party other than as set forth in Sections 1 and 2 above.

4.             Complete Release of Claims.

(a)           For good and valuable consideration, including the consideration provided herein (and any portion thereof) Employee, on behalf of Employee and Employee’s successors, heirs, affiliates, estate, assigns, and anyone purporting to claim through or on behalf of Employee, hereby forever releases, discharges and acquits the Company, GMR, and each of their respective direct and indirect subsidiaries and other affiliates, and each of the foregoing entities’ respective present and former affiliates, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors and assigns, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each, a “Company Party” and collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment or affiliation with any Company Party, the termination of such employment or affiliation, any equity or other interest held in any Company Party, and any other acts or omissions related to any matter occurring or existing on or prior to the Signing Date, whether arising under federal or state laws or the laws of any other jurisdiction, and whether known or unknown, including (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Family and Medical Leave Act of 1993; (J) the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (K) the Maryland Equal Pay Act or Title 20 of the State Government Article of the Maryland Annotated Code; (L) the Worker Adjustment and Retraining Notification Act; (M) any local, state, or federal anti-discrimination or anti-retaliation law; and (N) any other local, state, or federal law, regulation, or ordinance; (ii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, misrepresentation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (iii) any claim for costs, fees, or other expenses, including attorneys’ fees, related to any Released Claim (as defined below); (iv) any and all claims Employee may have arising under or as the result of any alleged breach of any contract (including the Employment Agreement) or any incentive or equity-based compensation plan or agreement (including the LTIP and any awards or agreements issued pursuant thereto), with any Company Party; (v) any claim (whether direct or derivative) arising from, or relating to, Employee’s status as a holder of any equity or other interests in the Company, GMR or any other Company Party; and (vi) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)           In no event shall the Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim that may first arise after the Signing Date; (iii) any claim to enforce Employee’s rights under this Agreement; (iv) future claims of sexual harassment or retaliation for reporting or asserting a right or remedy based on sexual harassment; or (v) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits; provided, however, Employee acknowledges that the Company and any other Company Party may provide truthful information in response to any application for such benefits.

(c)           Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC, SEC or other federal, state or local governmental agency or commission (each a “Governmental Agency” and collectively “Governmental Agencies”) or cooperating with such agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover from any of the Company Parties based on any of the Released Claims, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Employee and any Company Party shall prohibit or restrict Employee from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this Section 4(c) or to notify any Company Party that Employee has engaged in any such conduct.

5.             Confirming Release. On the Separation Date or within twenty-one (21) days thereafter, Employee shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”), which is incorporated by reference as if fully set forth herein, and return the executed Confirming Release to Jamie Barber, General Counsel, at jamieb@globalmedicalreit.com, so that it is received by Mr. Barber no later than twenty-one (21) days after the Separation Date.

6.             Acknowledgements. This is an important legal document. Employee is advised to consult with a lawyer of Employee’s choosing before signing this Agreement. By executing and delivering this Agreement, Employee acknowledges and agrees that:

(a)           Employee has carefully read this Agreement;

(b)           Employee has had sufficient time (and at least twenty-one (21) days) to consider this Agreement before the execution and delivery hereof to the Company and no changes to this Agreement (whether material or immaterial) shall re-start the period described in Section 2(a) for Employee to consider this Agreement;

(c)           Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney before signing this Agreement, and Employee has had adequate opportunity to do so prior to executing and delivering this Agreement;

(d)           Employee has seven (7) days after signing this Agreement to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Agreement will not become effective or enforceable until the Release Revocation Period has expired without Employee exercising Employee’s revocation right. Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company and GMR, care of Jamie Barber, General Counsel, at the e-mail address referenced in Section 2 above, on or before the expiration of the Release Revocation Period. Employee understands that if Employee revokes Employee’s acceptance of this Agreement pursuant to this Section 6(d), neither the Company nor any other Company Party will provide Employee with the Separation Benefits, and all other terms of this Agreement will become null and void;

(e)           Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this Agreement, and in entering this Agreement, Employee has not relied on any representation or statement, written, or oral of any Company Party or Company Party’s agent that is not set forth in this Agreement; Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will; Employee relies on Employee’s own judgment in entering into this Agreement; and Employee understands and agrees to each of the terms and conditions of this Agreement; and

(f)            No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

7.             Ongoing Covenants. Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained Confidential Information, and that Employee has continuing obligations to the Company, GMR, and other members of the Company Group pursuant to Sections 9 (Confidentiality), 10 (Non-Competition; Non-Solicitation), 11 (Ownership of Intellectual Property), and 13 (Defense of Claims) of the Employment Agreement (collectively, the “Ongoing Covenants”). In entering into this Agreement, Employee acknowledges the enforceability and continued effectiveness of the Ongoing Covenants and reaffirms his commitment to abide by, and promises to abide by, the terms of the Ongoing Covenants, which are expressly incorporated by reference as if fully set forth herein.

8.             Entire Agreement; Amendment. This Agreement (and, as referenced herein, the Employment Agreement (as modified herein), LTIP, and any awards issued to Employee pursuant to the LTIP) constitute the entire agreement between the parties with respect to the matters herein; provided, however this Agreement shall complement and be in addition to (and not replace or supersede) any other obligation that Employee has to any Company Party with respect to non-disclosure, return of property, intellectual property, non-competition, or non-solicitation, (whether such obligation arises by contract, statute, common law or otherwise). Subject to Section 15, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee, the Company and GMR.

9.             Arbitration; Applicable Law; Submission to Jurisdiction. Sections 12 and 16 of the Employment Agreement are hereby incorporated by reference, and the parties agree that any dispute between the parties arising out of or relating to this Agreement shall be subject to the terms of Section 12 (and, if applicable, Section 16) of the Employment Agreement, including, but not limited to, the parties’ agreement to arbitrate any claims arising out of or relating to this Agreement, the Employment Agreement, and/or Employee’s employment or engagement with any member of the Company Group. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. For the avoidance of doubt, consistent with Section 12(e) of the Employment Agreement, to the extent that any dispute, controversy or claim arises out of or relates to the LTIP or any awards granted thereunder (including any dispute arising out of or relating to Sections 2(a)(iii) and 2(a)(iv) hereof), such dispute, controversy or claim shall be governed by the terms and conditions set forth in the LTIP and the applicable award agreement(s) evidencing any such awards, each as in effect from time to time.

10.           Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein, including exhibits, to a law, regulation, agreement, instrument, or other document shall be deemed to refer to such law, regulation, agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and shall be construed and interpreted as if drafted jointly by the parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

11.           Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a party hereto.

12.           Return of Property. Employee represents and warrants that, with the exception of any materials that Employee needs in order to continue serving on the Board, as of the Separation Date, Employee will return all property belonging to the Company, GMR and any other Company Party, including all computer files and other electronically stored information and other materials provided to Employee by the Company, GMR, or any other Company Party in the course of Employee’s employment, engagement, or affiliation, and Employee further represents and warrants that Employee shall not maintain a copy of any such materials in any form.

13.           No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.           Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may assign its rights and obligations under this Agreement without Employee’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets, or businesses of the Company or GMR.

15.           Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

16.           Withholding of Taxes and Other Employee Deductions. The Company may, or may direct any other Company Party to, withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling.

17.           Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

18.           Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement shall only be made if Employee has experienced a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company and GMR make no representations that the payment(s) and benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company, GMR or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties each have caused this Agreement to be executed as of the dates set forth beneath their names below and effective for all purposes as provided above.

JEFFREY BUSCH

/s/ Jeffrey Busch
Jeffrey Busch

Date:	January 8, 2025

INTER-AMERICAN MANAGEMENT LLC

By: /s/ Jamie Barber

Date:	January 8, 2025

With respect to the provisions in this Agreement that are applicable to it:

GLOBAL MEDICAL REIT INC.

By: /s/ Jamie Barber

Date:	January 8, 2025

Signature Page To

Transition And Separation Agreement And General Release Of Claims

EXHIBIT A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (the “Confirming Release”) is that certain Confirming Release referenced in Section 5 of the Transition and Separation Agreement and General Release of Claims (the “Separation Agreement”), entered into by and between Jeffrey Busch (“Employee”) and Inter-American Management LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Employee agrees as follows:

1.            Complete Release of Claims.

a.             For good and valuable consideration, including the consideration set forth in Section 2 of the Separation Agreement (and any portion thereof), Employee, on behalf of Employee and Employee’s successors, heirs, affiliates, estate, assigns, and anyone purporting to claim through or on behalf of Employee, hereby forever releases, discharges and acquits the Company, GMR, and each of their respective direct and indirect subsidiaries and other affiliates, and each of the foregoing entities’ respective present and former affiliates, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors and assigns, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each, a “Confirming Release Company Party” and collectively, the “Confirming Release Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment or affiliation with any Company Party, the termination of such employment or affiliation, any equity or other interest held in any Company Party, and any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee signs this Confirming Release (the “Confirming Release Signing Date”), whether arising under federal or state laws or the laws of any other jurisdiction, and whether known or unknown, including (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Family and Medical Leave Act of 1993; (J) the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (K) the Maryland Equal Pay Act or Title 20 of the State Government Article of the Maryland Annotated Code; (L) the Worker Adjustment and Retraining Notification Act; (M) any local, state, or federal anti-discrimination or anti-retaliation law; and (N) any other local, state, or federal law, regulation, or ordinance; (ii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, misrepresentation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (iii) any claim for costs, fees, or other expenses, including attorneys’ fees, related to any Confirming Released Claim (as defined below); (iv) any and all claims Employee may have arising under or as the result of any alleged breach of any contract (including the Employment Agreement) or any incentive or equity-based compensation plan or agreement (including the LTIP and any awards or agreements issued pursuant thereto), with any Confirming Release Company Party; (v) any claim (whether direct or derivative) arising from, or relating to, Employee’s status as a holder of any equity or other interests in the Company, GMR or any other Confirming Release Company Party; and (vi) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Confirming Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASE COMPANY PARTIES.

EXHIBIT A

(a)           In no event shall the Confirming Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim that may first arise after the Confirming Release Signing Date; (iii) any claim to enforce Employee’s rights that arise following the Confirming Release Signing Date under the Separation Agreement; (iv) future claims of sexual harassment or retaliation for reporting or asserting a right or remedy based on sexual harassment; or (v) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits; provided, however, Employee acknowledges that the Company and any other Confirming Release Company Party may provide truthful information in response to any application for such benefits.

b.             Further notwithstanding this release of liability, nothing in this Confirming Release prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC, SEC or other federal, state or local governmental agency or commission (each a “Governmental Agency” and collectively “Governmental Agencies”) or cooperating with such agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover from any of the Confirming Release Company Parties based on any of the Confirming Released Claims, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Employee and any Confirming Release Company Party shall prohibit or restrict Employee from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Confirming Release requires Employee to obtain prior authorization before engaging in any conduct described in this Section 1(c) or to notify any Confirming Release Company Party that Employee has engaged in any such conduct.

EXHIBIT A

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2.             Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Employee acknowledges and agrees that Employee has been paid in full all bonuses, been provided all benefits, been afforded all rights and otherwise received all wages, compensation, and other sums that Employee has been owed or ever could be owed by each Confirming Release Company Party (with the exception of any Separation Benefits to which Employee is entitled pursuant to Section 2 of the Separation Agreement and, if still unpaid on the date Employee signs this Confirming Release, any unpaid Base Salary for the pay period in which the Separation Date occurred). Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from each Confirming Release Company Party.

3.             Employee’s Acknowledgments. This is an important legal document, and the Company hereby advises Employee to consult with an attorney of Employee’s choosing prior to signing this Confirming Release. In executing and delivering this Confirming Release, Employee expressly acknowledges that: (a) Employee has carefully read this Confirming Release and has had sufficient time (and at least twenty-one (21) days) to consider this Confirming Release before its execution and delivery to the Company; (b) Employee is receiving, pursuant to the Separation Agreement and Employee’s execution of this Confirming Release, consideration in addition to anything of value to which Employee is already entitled; (c) Employee has been advised to discuss this Confirming Release with an attorney before signing this Confirming Release, and Employee has had an adequate opportunity to do so prior to executing this Confirming Release; (d) Employee fully understands the final and binding effect of this Confirming Release; the only promises made to Employee to sign this Confirming Release are those contained herein and in the Separation Agreement, Employee is relying upon Employee’s own judgment in entering into this Confirming Release and, in entering this Agreement, Employee has not relied on any representation or statement, written or oral, of any Confirming Release Company Party or any Confirming Release Company Party’s agent that is not set forth in the Separation Agreement (including this Confirming Release); (e) Employee is signing this Confirming Release knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Confirming Release; and (f) the only matters relied upon by Employee and causing Employee to sign this Confirming Release are the provisions set forth in writing within this Confirming Release and the Separation Agreement.

4.             Revocation Right. Employee may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Employee executes this Confirming Release (such seven-day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by Jamie Barber, General Counsel, via email at jamieb@globalmedicalreit.com, so that it is received by Mr. Barber no later than 11:59 p.m. Eastern Time, on the last day of the Confirming Release Revocation Period. In the event Employee exercises his revocation right as set forth herein, this Confirming Release will be of no force or effect, Employee will not be entitled to receive the consideration set forth in Section 2 of the Separation Agreement, and all other provisions of the Separation Agreement shall remain in full force and effect.

EXHIBIT A

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5.             Return of Property. Employee represents and warrants that, with the exception of any materials that Employee needs in order to continue serving on the Board, Employee has returned all property belonging to the Company, GMR and any other Company Party, including all computer files and other electronically stored information and other materials provided to Employee by the Company, GMR, or any other Company Party in the course of Employee’s employment, engagement, or affiliation, and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

EMPLOYEE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS SUCH CONFIRMING RELEASE, AND SIGNS IT AS EMPLOYEE’S OWN FREE ACT.

Jeffrey Busch

Date:

EXHIBIT A

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